Exhibit 99.1

Corbus Pharmaceuticals Announces Broad Alignment with FDA on Registration Path for CRB-701 in Second-Line HNSCC and Cervical Cancer

FDA feedback enables Corbus to proceed with proposed registrational study design and endpoints to support potential accelerated approval in second-line HNSCC and cervical cancer

Updated CRB-701 monotherapy data accepted for presentation at ASCO 2026

Dr. Dominic Smethurst to step down as Corbus’ Chief Medical Officer on June 30, 2026

Norwood, MA, April 7, 2026 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP), a clinical-stage company focused on promising new therapies in oncology and obesity, today announced broad alignment with the U.S. Food and Drug Administration (FDA) on the registration path for CRB-701, the Company’s next-generation, highly stable Nectin-4 targeting ADC, in head and neck squamous cell carcinoma (HNSCC) and cervical cancer. Corbus also announced that Dr. Dominic Smethurst, MA, MRCP is stepping down from his role as Chief Medical Officer; his last day with the company will be June 30, 2026.

The agreed upon second-line registrational study designs for CRB-701 include:

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HNSCC: a single, randomized controlled study exploring the efficacy and safety of CRB-701 compared to physicians’ choice chemotherapy with potential accelerated approval using objective response rate (ORR) as the primary endpoint and potential full approval granted on overall survival (OS) benefit.
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Cervical cancer: a single, randomized controlled study exploring the efficacy and safety of CRB-701 compared to physicians’ choice of chemotherapy or Tivdak® with potential accelerated approval using ORR as the primary endpoint and potential full approval granted on OS benefit.
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Continued interactions with the FDA planned to finalize the protocols and statistical analysis plans for the registrational studies.

Updated clinical data from the Phase 1/2 study of CRB-701 in both HNSCC and cervical cancer will be presented at the upcoming 2026 American Society of Clinical Oncology (ASCO) Annual Meeting to be held May 29 – June 2 in Chicago. Data will include clinical response durability as well as HNSCC patient subgroup analysis. Corbus previously presented dose optimization data from the study, including encouraging efficacy and safety findings, at the 2025 European Society for Medical Oncology Congress (ESMO 2025). The company also anticipates reporting data with CRB-701 in combination with Keytruda® in first-line HNSCC patients in Q4 2026 to support potential further registration-enabling trials.

“We’re pleased to share this important regulatory update as we continue to progress CRB-701 as a novel oncology therapeutic to address unmet medical needs for patients. We look forward to sharing updated monotherapy data on CRB-701 at ASCO and expect to initiate a registrational study for CRB-701 in second-line HNSCC in mid-2026,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus.

Dr. Cohen continued, “This milestone marks an important transition from clinical proof of concept to pending late-stage registrational development and the potential for regulatory submission of CRB-701. This year we will be adding several key new senior leaders to best prepare us for this critical next phase. We are very grateful for Dr. Smethurst’s contributions to advance our pipeline programs through early development, well positioning Corbus for continued success.”

About CRB-701
CRB-701 (SYS6002) is a next-generation antibody drug conjugate (ADC) targeting Nectin-4, that contains a site-specific, cleavable linker and a homogenous drug antibody ratio of 2, using MMAE as the payload. Nectin-4 is a clinically validated, tumor-associated antigen in urothelial cancer. The FDA has granted two Fast Track designations to CRB-701 in HNSCC and cervical cancer. CRB-701 is licensed from CSPC Megalith Biopharmaceutical Co. Ltd. China.

About Corbus
Corbus Pharmaceuticals Holdings, Inc. is a clinical-stage company focusing on promising new therapies in oncology and obesity and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate for the treatment of Nectin-4-expressing tumors, and CRB-913, an orally delivered highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

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risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONTACTS:

Sean Moran
Chief Financial Officer
Corbus Pharmaceuticals
smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

MEDIA CONTACT:

Liz Melone

Founder & Principal

Melone Communications, LLC

liz@melonecomm.com